Exhibit 99.1

UTMD Reports Audited Financial Performance for Fourth Quarter and Year 2015

Contact: Paul Richins	February 2, 2016
(801) 566-1200

Salt Lake City, Utah – Utah Medical Products, Inc. (Nasdaq: UTMD) concluded a financial year in 2015 dominated by changes in foreign currency exchange (FX) rates.  Despite a weak fourth calendar quarter (4Q) due to international distributor order patterns, revenues for the year were up 1% on a constant currency basis.  Earnings per share (EPS) were also up 1% excluding a "windfall" increase in 4Q 2015 net profits that resulted from the UK again lowering corporate income tax rates.

The results according to U.S. Generally Accepted Accounting Principles (US GAAP) are clouded somewhat by a favorable adjustment to UTMD's income tax provision, as explained below.

In 4Q 2015 and year of 2015, UTMD's changes in US GAAP financial results compared to the same time periods in the prior calendar year were as follows:

	4Q (October – December)	Year (January – December)
Sales:	( 6%)	( 3%)
Gross Profit:	( 8%)	( 3%)
Operating Income:	(11%)	( 3%)
Net Income:	+ 7%	+ 4%
Earnings Per Share:	+ 7%	+ 4%

Currency amounts in this report are in thousands, except per share amounts and where noted.

Shareholders may recall that in 2013, as a result of the government of Great Britain enacting a law that substantially reduced corporate income tax rates looking forward, UTMD reduced its deferred tax liability (DTL) on its December 31, 2013 balance sheet resulting from lower future tax rates over the remaining almost 12 years of Femcare identifiable intangible asset (IIA) amortization. Again in November 2015, the government of Great Britain enacted a further reduction in corporate income tax rates which take effect beginning in April 2017. As a result, UTMD needed to further reduce its DTL on December 31, 2015, for the remaining almost ten years of Femcare IIA amortization. Per US GAAP, the offsetting transaction to the DTL adjustment reduces UTMD's reported tax provision and increases reported net income by $351 in 4Q 2015.

For the sake of clarity, the DTL adjustment only affected UTMD's income tax provision, net income (NI) and EPS.  It did not affect the other income statement categories of revenues, gross profits (GP), operating income (OI) or earnings before taxes (EBT). Without including the effect of reducing the income tax provision, UTMD's changes in NI and EPS (on a non-GAAP basis) compared to the same time periods in the prior calendar year were as follows:

	4Q (October – December)	Year (January – December)
NI:	( 5%)	+1%
EPS:	( 5%)	+1%

US GAAP NI and EPS for the 2015 calendar year were both 4% higher; $11,843 compared to $11,378 in 2014, and $3.14 compared to $3.02 in 2014.  Without the DTL adjustment, non-GAAP 2015 NI and EPS were $11,493 and $3.05 respectively, both 1% higher than in 2014. Despite the much more negative than expected FX rate impact on about one-third of its revenues, UTMD was able to significantly outperform its projection in its 2014 SEC 10-K Report that 2015 NI and EPS would be down 1-4%.

Excluding the noncash effects of depreciation, amortization of intangible assets, remeasured value of foreign currency bank balances and non-cash stock option expense, 2015 consolidated earnings before taxes plus interest expense (EBITDA) were $18,977 compared to $19,694 in 2014. The DTL adjustment did not affect this metric.  The primary items that led to lower EBITDA were $267 (1.7%) lower EBT, $224 lower interest expense, $193 lower IIA amortization expense in USD terms and $24 lower depreciation expense.

Profitability measures compared to the same time periods in the prior calendar year were as follows:

	4Q15	4Q14	2015	2014
Gross Profit Margin (GPM):	61.5%	62.4%	60.2%	60.5%
Operating Income Margin (OIM):	39.7%	41.9%	39.0%	39.3%
Net Income Margin (NIM):	33.5%	29.3%	29.5%	27.6%

Even without the 4Q 2015 DTL adjustment, the NIM in 2015 was higher than in 2014

NIM (Non-GAAP for 2015 periods):	29.8%	29.3%	28.6%	27.6%

According to CEO Kevin Cornwell,
"As previously reported, the major factor affecting UTMD's financial results in 2015 was the strength of the U.S. Dollar (USD) relative to the Great Britain Pound (GBP), the Euro (EUR) and Australian Dollar (AUD).  Except for sales, UTMD met or exceeded all of its financial targets for 2015. If UTMD's 2015 foreign currency sales were converted to USD at the same foreign currency exchange (FX) rates as in 2014, UTMD's foreign currency portion of its sales would have been $1,635 higher, i.e. about 12% higher on a foreign currency sales weighted-average basis. This is more than twice the negative impact on sales that we expected when projecting 2015 results in the 2014 SEC Form 10-K.

Although profits were disproportionately affected by FX rates as a greater proportion of costs relative to revenues were incurred in USD terms, operating income was down only 3%, much better than the negative 5-8% that management projected in the 2014 SEC Form 10-K.  I believe that this was a notable accomplishment that will bode well for 2016 results. While other global medical device companies affected by FX rates, notably bellwether Johnson & Johnson, have announced or initiated substantial layoffs to improve margins, UTMD will be looking to continue to build its experienced workforce. UTMD's current 154 employees in the U.S. and Ireland, UTMD's two primary manufacturing sites, average almost 15 years' tenure with the Company. This 2,300 years of experience doing the Company's work, which has been encouraged by stock option plans approved by UTMD's sophisticated investors, is an important key to UTMD's consistent long term financial success. Management's projections for year 2016 will be included in the 2015 SEC Form 10-K which will be published by March 15."

Income Statement Summary.
UTMD's FX rates for income statement purposes are transaction-weighted averages. The average rates from the applicable foreign currency to USD during 4Q 2015 and year 2015 compared to the same periods in 2014 follow:

	4Q 15	4Q 14	Change	2015	2014	Change
GBP	1.518	1.583	( 4.1%)	1.528	1.650	( 7.4%)
EUR	1.084	1.248	(13.1%)	1.105	1.314	(16.5%)
AUD	0.720	0.857	(15.9%)	0.750	0.904	(17.0%)
Sales Weighted Average			(10.5%)			(12.0%)

4Q 2015 and year 2015 sales invoiced in foreign currencies would have been $349 and $1,635 higher, respectively, using 2014 FX rates (constant currency). The FX rate impact on 2015 total consolidated sales represented a 4.0% decline.

Domestic sales were up 1% in 4Q 2015 compared to 4Q 2014. International sales in 4Q 2015 were down 13%, about half of the decline from FX rate differences and the other half from fluctuation in international distributor order patterns and lower direct sales in the UK. For the year of 2015 compared to 2014, domestic sales were up 5% and international sales down 9%.

The higher 4Q 2015 GPM compared to the rest of the year was the result of product mix.  For 2015 compared to 2014, better absorption of manufacturing overheads in Utah and Ireland due to higher production activity almost offset the negative FX impacts on GP in Ireland, the UK and Australia. Consolidated operating expenses were $5 lower in 4Q 2015 than in 4Q 2014, and $247 lower for the year 2015 than in 2014, primarily due to lower USD-denominated operating expenses of foreign subsidiaries. Because UTMD was able to manage total operating expenses at the same ratio of sales (21.3%) in both years, the slightly lower 2015 OIM reflected the difference in GPM. The higher US GAAP NIMs in both 4Q and year 2015 periods compared to the same periods in 2014 were largely the result of the lower UK income tax provision as a result of the $351 DTL adjustment. However, even without the DTL adjustment, NIMs were higher as a result of substantially lower interest expense due to the Company being debt free since early 2015, an approximate 1.2 lower percentage point income tax rate in the UK, and a shift of pretax profits to Ireland, the sovereignty with the lowest corporate income tax rate.

EPS in 2015 benefited slightly from continued open market purchases of UTMD outstanding shares, 13,000 shares in 2015, and a lower dilution impact from employee stock options by 7,500 shares.

Revenues (Sales).
Total consolidated sales were down 2.7% in 2015 compared to 2014. Since the negative FX impact on consolidated sales was 4.0%, 2015 constant currency sales were up 1.3%.  The growth was achieved as a result of 5% growth in domestic sales.

Domestic U.S. sales in 2015 were $20,364 (51% of total consolidated sales) compared to $19,483 (47% of total sales) in 2014.  In 4Q 2015, domestic U.S. sales were $4,744 (50% of total sales) compared to $4,711 (46% of total sales) in 4Q 2014. The primary contributors to the 2015 total $881 (5%) higher domestic sales were $458 (12%) higher sales to CooperSurgical, Inc. (CSI), Femcare's US distributor of the Filshie Clip System, and $261 (11%) higher sales of components and devices used in other companies' products (OEM customers). Direct sales of UTMD finished devices to domestic end-users were $162 (1%) higher. By product category, domestic direct sales of neonatal products were $4,363 (about the same), labor & delivery (L&D) products $3,916 (3% lower), BPM products $782 (1% lower) and gynecology/urology products excluding the Filshie Clip System $4,521 (3% higher).  The lower L&D sales were due to further tightening of compliance under group purchasing organization contracts by U.S. hospitals and lower intrauterine pressure monitoring utilization rates by existing customers.

About 30% of UTMD's USD-equivalent total consolidated sales were invoiced in foreign currencies - the Great Britain Pound (GBP), the Euro (EUR) and the Australian Dollar (AUD).  GBP, EUR and AUD converted sales represented 15%, 8% and 6% of total consolidated USD sales, respectively. Sixty percent of (USD denominated) 2015 international sales were invoiced in foreign currencies.

International sales in 2015 were $19,793 compared to $21,795 in 2014, down 9%. $1,635 of the $2,002 decline was due to FX rates. The $367 balance representing a 2% decline was due to tighter economic conditions overseas for purchasing medical devices. Comparing 2015 FX rates to 2014, the GBP was down 7.4%, the EUR was down 16.5% and the AUD was down 17.0%.  In 4Q 2015, international sales were $4,839 compared to $5,532 in 4Q 2014.  International sales in 4Q 2015 were $694 (13%) lower than in 4Q 2014, about half of which was due to FX rates and the other half due to international distributor fluctuation in order patterns. Comparing 4Q 2015 FX rates to 4Q 2014, the GBP was down 4.1%, the EUR was down 13.1% and the AUD was down 15.9%. The decline in foreign currencies relative to the USD seems to have abated somewhat. UTMD expects a much smaller negative FX impact on revenues in 2016.

Despite a weaker EUR, USD-denominated trade (excludes intercompany) sales of devices to international customers by UTMD's Ireland facility (UTMD Ltd) were up $2,194 (62%) for 2015 compared to 2014,   1) because BPM kit sales to UTMD's China distributor, which were suspended for nine months in 2014, resumed for the full year of 2015, and 2) because Filshie Sterishot II kits manufactured in Ireland were shipped directly to international distributors for the full year rather than a partial 2014 year after UTMD Ltd. began manufacturing them. In EUR terms, UTMD Ltd 2015 sales including intercompany shipments were up 82% for the year.  Ireland's international trade sales in 4Q 2015 were up 89% compared to 4Q 2014 in USD terms.

USD-denominated trade sales of devices to domestic and international customers by Femcare-Nikomed, Ltd (UK subsidiary), excluding intercompany sales, were down $3,184 (24%) compared to 2014, partly due to the weaker GBP but also due to the conversion of international Sterishot kit shipments from Ireland. In GBP terms, 2015 UK subsidiary trade sales were down 18% for the year.  UK subsidiary USD-denominated trade sales in 4Q 2015 were 28% lower than in 4Q 2014.  In GBP terms, 4Q 2015 UK subsidiary trade sales were down 24% compared to 4Q 2014.

USD-denominated sales of devices to end-users in Australia by Femcare's Australia distribution subsidiary (Femcare Australia) were down 20% in 2015 compared to the previous year, primarily because the AUD was 17% weaker relative to the USD.  Femcare Australia sales in 4Q 2015 were 21% lower than in 4Q 2014.

Obviously, the fluctuations in FX rates relative to the USD can have a significant effect on consolidated sales reported in USD terms in any particular reporting period. Looking forward, UTMD expects, on the average, that its foreign currency sales are likely to be negatively impacted by an additional 3% when converting from EUR, GBP and AUD to USD in 2016, compared to a negative 12% impact in 2015.

Gross Profit (GP).
UTMD's average GPM did not decline as much as expected in 2015. A better utilization of fixed manufacturing overhead costs in both Ireland and the U.S. helped offset negative FX headwinds for U.S. manufactured components. Health Plan expense for U.S. employees was 13% lower in 2015 than in 2014. In addition, UTMD was able to substantially reduce transportation costs for goods shipped intercompany.

Operating Income (OI).
OI results from subtracting operating expenses from GP.  OI in 2015 was $15,651 (39.0% of sales) compared to $16,202 in 2014 (39.3% of sales).  In 4Q 2015, UTMD's OI was $3,806 (39.7% of sales) compared to 4Q 2014 OI of $4,295 (41.9% of sales).

Despite lower sales in 2015, operating expenses in both 2015 and 2014 were 21.3% of sales. Operating expenses in 4Q 2015 were 21.8% of sales compared to 20.4% of sales in 4Q 2014 because of the low sales quarter in 4Q 2015, and an additional accrual of bonuses for the better than expected financial performance for the year.

Operating expenses are comprised of general and administrative (G&A) expenses, sales and marketing (S&M) expenses and product development (R&D) expenses.  In USD terms, 2015 operating expenses were $8,534 compared to $8,781 in 2014.  G&A expenses were $5,848 (14.6% of 2015 sales) compared to $6,110 (14.8% of 2014 sales).  Amortization of the acquired Femcare identifiable intangible assets (IIA) is part of G&A expenses. Noncash amortization expense of Femcare IIA was 6.1% of consolidated sales in 2015, and 6.4% of sales in 2014. The IIA amortization expense of about $2.5 million per year, depending on the USD/GBP exchange rate ($2,467 in 2015 and $2,660 in 2014), will continue until March 2026 (or until the value of remaining IIA becomes impaired). S&M expenses were $2,164 (5.4% of 2015 sales) compared to $2,211 (5.4% of 2014 sales). Consolidated S&M expenses were down as a result of lower FX rates. R&D expenses were $522 (1.3% of 2015 sales) compared to $460 (1.1% of 2014 sales) with the addition of a product development engineer.

Earnings Before Tax (EBT).
EBT results from subtracting non-operating expenses from OI. Despite sales which were $1,121 (2.7%) lower in 2015 compared to 2014, EBT was only $267 (1.7%) lower.  Non-operating expenses in 2015 were $105 compared to $390 in 2014. The largest component of non-operating expense was interest on UTMD's loans required to finance the 2011 acquisition of Femcare. Interest expense in 2015 was $65 compared to $289 in 2014 because UTMD repaid the remaining loan balance in early 2015.  In 2015, UTMD recognized a $141 non-operating expense from a loss on remeasured foreign currency value as the result of FX, primarily for EUR bank balances held in the UK, compared to a $162 loss in 2014. EBT in 2015 were 38.7% of sales compared to 2014 EBT of 38.3% of sales. 2015 EBT and all other income statement measures above the EBT line were unaffected by the reduction in the DTL and income tax provision triggered as a result of the change in UK corporate income tax rates enacted in November 2015.

Net Income (NI) and Return on Shareholder Equity (ROE).
NI results from subtracting a provision for estimated income taxes from EBT.  The consolidated US GAAP income tax provision rate for 2015 was 23.8% of EBT compared to 28.0% in 2014. The lower 2015 rate was due to the $351 reduction in the provision due to the 4Q 2015 ending adjustment in the DTL for future tax periods. For comparison, the non-U.S. GAAP 2015 provision rate, excluding the $351 reduction, was 26.1%.  The 1.9 percentage point lower non-GAAP consolidated rate resulted from an approximate 1.2 percentage point lower UK income tax rate compared to 2014, and the shift in UTMD profits to Ireland, the sovereignty with the lowest income tax rate.

UTMD's U.S. GAAP NI in 2015 was $11,843 (29.5% of consolidated sales) compared to $11,378 in 2014 (27.6% of sales).  US GAAP NI was up 4%.  The non-U.S. GAAP NI (before applying the $351 tax reduction to the provision due to the reduction in the DTL) in 2015 was $11,493 (28.6% of sales).  Excluding the benefit of the DTL adjustment, UTMD's 2015 NI was up 1% when revenues were down 3% compared to 2014.

UTMD's high NIM continued to drive its Return on Shareholder Equity (ROE) in 2015. With a 7% increase in the denominator ($4.5 million year to prior year increase in average Shareholders' Equity), UTMD achieved an ROE (prior to the payment of cash dividends) in 2015 of 18%, the same as in 2014.

Earnings Per Share (EPS).
Outstanding shares at the end of 2015 were 3,751,200 compared to 3,748,400 at the end of 2014. The number of shares used for calculating EPS was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at December 31, 2015 was 62,100 shares at an average exercise price of $38.69/ share, including shares awarded but not vested. This compares to 90,500 unexercised option shares outstanding at the end of 2014 at an average exercise price of $36.70/ share. UTMD's dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating EPS was 16,400 in 4Q 2015 compared to 25,600 in 4Q 2014, and 19,400 for the year 2015 compared to 26,900 in 2014. The decrease in dilution was due to exercises of options in 2015. No options were awarded in 2015.  In May 2014, 39,000 option shares were awarded to 70 employees at an average exercise price of $49.22 per share.

UTMD paid $3,846 in cash dividends ($1.025/share) to its shareholders in 2015 compared to $3,765 ($1.005/share) in 2014. Dividends paid to shareholders during 2015 were 32% of NI and EPS.

UTMD repurchased 13,000 of its shares in the open market during 2015 at $52.54/ share including commissions and fees. In 2014, UTMD repurchased 22,200 of its shares in the open market at $47.49/ share. The Company retains the strong desire and financial ability for repurchasing its shares when they seem undervalued. The closing share price at the end of 2015 was $58.54, down 3% from the $60.05 closing price at the end of 2014.

Balance Sheet Summary.
At the end of 2015, UTMD had $79.2 million in total assets including $23.3 million in cash and investments, and no bank debt.  In comparison, at the end of 2014, UTMD had $19.3 million in cash and investments as part of $81.1 million in total assets, and $4.9 million in bank debt. 2015 ending intangible assets declined to 49% of total assets from 53% at the end of 2014. Stockholders' Equity at the end of 2015 was $69.6 million compared to $64.6 million at the end of 2014. The $5 million increase in Stockholders' Equity was achieved in spite of $4.5 million in shareholder cash dividends and share repurchases, which reduce Stockholders' Equity.

Highlights.

1)
Cash and investment balances increased $4.0 million even though the Company distributed $3.8 million in cash payments to shareholders, repurchased $0.7 million of its stock and used $4.9 in cash to reduce bank loan principal balances to zero.

2)	The Deferred Tax Liability resulting from the amortization of Identifiable Intangible Assets from the Femcare acquisition declined $1.1 million.

3)	Accounts Receivable over 90 days from date of invoice were less than 1% of trade receivables at the end of the year.

Financial Ratios as of December 31, 2015.

1)	Current Ratio = 8.1

2)	Days in Trade Receivables (based on 4Q sales activity) = 34

3)	Average Inventory Turns (based on year 2015 CGS) = 3.5

4)	2015 ROE = 17% (prior to payment of dividends)

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, government health care "reforms", fluctuation in foreign currency exchange rates, the Company's ability to efficiently manufacture, market, and sell its products, among other factors that have been and will be outlined in UTMD's public disclosure filings with the SEC. The 2015 SEC Form 10-K will be filed on or before March 15, 2016.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in hundreds of countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD's website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Fourth Quarter (3 months ended December 31)
(in thousands except earnings per share):

	4Q 2015	4Q 2014	Percent Change
Net Sales	$9,582	$10,243	(6.5%)
Gross Profit	5,894	6,388	(7.7%)
Operating Income	3,806	4,295	(11.4%)
Income Before Tax	3,826	4,205	(9.0%)
Net Income	3,211	3,000	+ 7.0%
Earnings Per Share	$0.852	$0.796	+ 7.1%
Shares Outstanding (diluted)	3,767	3,771

INCOME STATEMENT, Year (12 months ended December 31)
(in thousands except earnings per share):

	2015	2014	Percent Change
Net Sales	$40,157	$41,278	(2.7%)
Gross Profit	24,185	24,983	(3.2%)
Operating Income	15,651	16,202	(3.4%)
Income Before Tax	15,545	15,812	(1.7%)
Net Income	11,843	11,378	+ 4.1%
Earnings Per Share	$3.140	$3.015	+ 4.1%
Shares Outstanding (diluted)	3,772	3,774

BALANCE SHEET
(in thousands)

	(audited) DEC 31, 2015	(unaudited) SEP 30, 2015	(audited) DEC 31, 2014
Assets
Cash & Investments	$23,333	$21,675	$19,332
Accounts & Other Receivables, Net	4,563	5,493	4,703
Inventories	4,196	4,449	4,872
Other Current Assets	781	689	768
Total Current Assets	32,873	32,306	29,675
Property & Equipment, Net	7,369	7,568	8,236
Intangible Assets, Net	38,933	40,281	43,165
Total Assets	$79,175	$80,155	$81,076

Liabilities & Shareholders' Equity
A/P & Accrued Liabilities	$4,066	$5,741	$5,077
Current Portion of Notes Payable	- 0 -	- 0 -	3,894
Total Current Liabilities	4,066	5,741	8,971
Notes Payable (excluding current portion)	- 0 -	- 0 -	973
Deferred Tax Liability – Intangibles Deferred Income Taxes	4,452 1,009	5,039 1,022	5,581 995
Stockholders' Equity	69,648	68,353	64,556
Total Liabilities & Shareholders' Equity	$79,175	$80,155	$81,076